FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-17

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated August 3, 2017, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated August 3, 2017)

$996,894,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2017-C39
(Central Index Key Number 0001710798)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Barclays Bank PLC
(Central Index Key Number 0000312070)

Argentic Real Estate Finance LLC
(Central Index Key Number 0001624053)

Natixis Real Estate Capital LLC
(Central Index Key Number 0001542256)

Basis Real Estate Capital II, LLC
(Central Index Key Number 0001542105)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C39

This is a supplement (“Supplement”) to the prospectus dated August 3, 2017 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

1.            Cactus Plaza Mortgaged Property.

The first bullet point on page 170 of the Preliminary Prospectus is hereby replaced with the following:

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Hilltop Plaza, Jackson Crossing, Village at Peachtree Corners, Cactus Plaza and Camp Creek Pointe, securing approximately 7.5% of the Initial Pool Balance, each Mortgaged Property includes a tenant that operates as a dry cleaner with on-site processing.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Citigroup Co-Manager	Natixis Securities Americas LLC Co-Manager

The date of this Supplement is August 7, 2017

2.            Cleveland East Office Portfolio Mortgaged Property.

The following is hereby inserted after the second bullet point on page 174 of the Preliminary Prospectus:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Cleveland East Office Portfolio, representing approximately 2.6% of the Initial Pool Balance, the related borrower has a diversified ownership structure that includes a syndicate of approximately 50 investors. The borrower is wholly owned by a parent entity (the “Parent”) which is exclusively managed by the borrower sponsor. The Parent is owned by the borrower sponsor and the syndicated investors. The Parent’s operating documents provide that no syndicated investor (i) has any management or control rights (including no voting rights with respect to any major decisions) with respect to the Parent or the borrower, (ii) has a right to vote on the admission of any new investors or (iii) has a right to transfer its interest without the consent of the borrower sponsor or to vote on any other transfers of interests. In addition, the borrower sponsor must approve any transfers of interest in the Parent and the admission of any additional investors in the Parent.

3.            Lakeside Shopping Center Mortgaged Property.

The exception to representation and warranty no. 15 relating to Lakeside Shopping Center on page D-2-2 of the Preliminary Prospectus is hereby replaced with the following:

(15) Actions Concerning Mortgage Loan	Lakeside Shopping Center (Loan No. 3)	The loan guarantor (Jeffrey J. Feil) is one of several named defendants in a housing discrimination action arising out of an affiliate’s operation of a senior housing facility in Hempstead, New York. The plaintiff filed the action with the State of New York Supreme Court following an investigation and “no probable cause” determination by the New York Division of Human Rights on November 30, 2016. The case is open and awaiting court rulings on pending motions by the parties.

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